                                      EXHIBIT 12.1
                                  NEWMARK HOMES CORP.
                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (IN THOUSANDS)



                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------

                                                               1996     1997     1998
                                                              -------  -------  -------

Fixed charges:
 Interest expense                                             $ 1,238  $ 1,987  $  1,939
 Interest included in cost of sales                             2,925    3,453     8,877
 Rental expense (1)                                                 0        0         0
                                                              -------  -------  --------
Total fixed charges before capitalized interest and
 preferred stock dividends of subsidiaries                      4,163    5,440    10,816
Preferred stock dividends of subsidiaries                           0        0         0
Capitalized interest                                              433    1,078       347
                                                              -------  -------  --------
  Total fixed charges                                         $ 4,596  $ 6,518  $ 11,163
                                                              -------  -------  --------

Earnings available for fixed charges:
Earnings (2)                                                   10,496   10,927    20,432
Less undistributed income in minority owned companies               0        0         0
Add fixed charges before capitalized interest and preferred
 stock dividends of subsidiaries                                4,163    5,440    10,816
Total earnings available for fixed charges                    $14,659  $16,367  $ 31,248

Ratio of earnings to fixed charges (1)                           3.19     2.51      2.80

(1) The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges, excluding capitalized interest and preferred stock dividends of subsidiaries, by total fixed charges. Fixed charges consist of interest, including capitalized interest and preferred stock dividends of subsidiaries, and the portion of rent expense as representative of interest portion of rentals.

(2)  Earnings is income before income taxes.